Exhibit 99


               COX RADIO ANNOUNCES PRIVATE PLACEMENT OF SECURITIES

         ATLANTA, May 29, 1998 - Cox Radio, Inc. (NYSE:CXR) announced today that it has privately placed $200 million in aggregate principal amount of senior notes consisting of $100 million 6-1/4% Notes due 2003 and $100 million 6-3/8% Notes due 2005. The private placement was sold by NationsBanc Montgomery Securities LLC, Chase Securities Inc. and J.P. Morgan Securities Inc.

         The offerings were made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A. Proceeds from the offerings will be used to repay existing indebtedness under the Company's revolving credit agreement. As a result, approximately $200 million will be available for the Company to borrow on a revolving basis to finance future acquisition opportunities.

         The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission relating to an exchange offer for, or a resale of, the Notes (the
"Exchange  Offer").  If the  Exchange  Offer  is not  consummated,  or a  resale registration is not declared effective, within prescribed time periods, additional interest will be payable on the Notes.

         Commenting on today's announcement, Maritza Pichon, Chief Financial Officer of Cox Radio said, "We are pleased to secure this financing at such attractive rates as we continue to take advantage of the attractive economics of the radio industry."

         Cox Radio is one of the 10 largest radio broadcasting companies in the United States, based on both net revenue and number of stations. Upon the closing of all pending transactions, Cox Radio will own, operate or provide sales and marketing services for 59 stations (40 FM and 19 AM) clustered in 13 markets including Los Angeles and Atlanta and the Sunbelt markets of Miami, Tampa, Orlando, San Antonio and Birmingham. Cox Radio shares are traded on the New York Stock Exchange under the Symbol: CXR.


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